Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 27, 2017, in the Registration Statement (Form S-1 No. 333-222544) and related Prospectus of IPSCO Tubulars Inc. for the registration of 23,255,813 shares of its common stock.

/s/ Ernst & Young LLP

Houston, Texas

January 29, 2018